Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Egalet Corporation:

We consent to the use of our report dated March 24, 2015, with respect to the statements of assets acquired of SPRIX Nasal Spray (A Product Line of Luitpold Pharmaceuticals, Inc.), as of December 31, 2014 and March 31, 2014 and the related statements of net revenues and direct expenses for the periods then ended, which report appears in the Form 8-K of Egalet Corporation dated March 24, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 24, 2015 contains an emphasis of matter paragraph that states that we draw attention to Note 1 to the abbreviated financial statements, which describes that the abbreviated financial statements were prepared to present the SPRIX assets acquired by Egalet US, Inc. pursuant to a product acquisition agreement, and are not intended to be a complete presentation of SPRIX’s assets and liabilities.  Our opinion is not modified with respect to this matter

(signed) KPMG LLP

Melville, NY

February 3, 2016